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                                                                   EXHIBIT 10.32





June 16, 1999


Larry D. Brady
1203 Whitebridge Hill
Winnetka, IL  60093

Dear Larry:

The purpose of this letter is to outline our offer being made to you for the position of President, and Chief Operating Officer of UNOVA, Inc. Your date of hire would be August 1, 1999 or earlier, if you can arrange to start at an earlier date. This Offer of Employment is comprised of the following elements:

SALARY: Your annual base salary will be $600,000.00, payable on a weekly basis. Annual salaries of all Corporate Officers are reviewed each year on July 1st.

HIRING BONUS: As a fixed sum Hiring Bonus you will receive the sum of $600,000.00 less any bonus you receive in 1999 from your current employer for your service in 1999. This bonus shall be payable within thirty (30) days after your start date at UNOVA. Prior to making this payment you will provide the Company data which shows the amount, if any, of the bonus you have received or will receive from your current employer for service in 1999. Starting with calendar year 2000 and thereafter all bonus payments shall be in accordance with the UNOVA Management Incentive Compensation Plan.

RESTRICTED STOCK OPTIONS: In accordance with the UNOVA 1999 Stock Incentive Plan you shall receive Restricted Stock in an equivalent value to replace the FMC Restricted Stock previously awarded to you which is not vested at the time you begin employment with UNOVA. This Restricted Stock shall vest in years 3, 4 and 5 of your employment with UNOVA, except that vesting shall be accelerated in the event of your death, total disability, a Change of Control of UNOVA, as such terms are defined in the 1999 Stock Incentive Plan, or Special Severance as this term is defined below.

UNOVA COMMON STOCK OPTIONS: In accordance with the UNOVA 1999 Stock Incentive Plan you shall also receive 400,000 Common Stock Options, awarded at market price as such price is determined on the start date of your UNOVA employment.

RETIREMENT: It is our intention to provide you a Retirement Benefit which in concept will provide you the same benefit that you would have received at retirement from your current employer, FMC, upon reaching the age of 65, if you had stayed at FMC.

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Larry D. Brady
June 16, 1999
Page 2


CHANGE OF CONTROL AGREEMENT: You shall be covered by a Change of Control Agreement between you and UNOVA in the form set forth in Enclosure 1.

STANDARD UNOVA BENEFIT PROGRAMS: You are eligible for the Standard UNOVA benefit plans such as the UNOVA Life and Health Plans as described in Enclosure 2. You are also eligible to participate in the UNOVA Employee Stock Purchase Plan as described in Enclosure 3.

SPECIAL CORPORATE OFFICER BENEFITS: You shall be eligible to receive the following additional Special Corporate Officer Benefits:

         1. Company Paid Executive Life Insurance equal to four times your base salary.

         2.  Use of a Company Car.

         3.  Estate Planning assistance reimbursed by the Company.

         4. Participation in the Company Incentive Loan Program that permits Company loans to you of amounts up to your annual base salary at an interest rate of 4% (with imputed income to you of the difference between the federal rate and 4%).

         5. A Unova Foundation matching gifts program for donations you choose to make to colleges and universities up to a maximum of $25,000 per year.

SPECIAL SEVERANCE BENEFITS: It is contemplated that after one year of service with UNOVA as President and Chief Operating Officer, you shall become Chief Executive Officer of UNOVA. If for any reason, except a termination for cause, you do not become designated the Chief Executive Officer of UNOVA within thirty
(30) days of the above date, then either you or the Company, upon a further thirty (30) days written notice, shall have the option to sever any further employment service with UNOVA. In the event this option is exercised, you shall receive the following benefits:

          1. The Restricted Stock awarded to you, as a replacement for the unvested FMC Restricted Stock, shall be immediately vested. However, the Company, in lieu thereof, reserves the right to pay you in cash an amount equal to the fair market value of the Company's Common Stock on the date such stock becomes vested.

          2.  A further cash payment equal to $2,500,000.00.

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Larry D. Brady
June 16, 1999
Page 3


In return for these additional benefits upon Severance you shall furnish the Company a waiver of all claims against the Company which you have or may have as a result of such severance of employment with the Company.

Once you are designated as the Chief Executive Officer of the Company, these Special Severance Benefits terminate and are of no further force or effect.

RELOCATION ASSISTANCE: You shall be eligible to receive relocation assistance in accordance with the Standard Relocation Assistance Provisions of the Company applicable to the Corporate Office, a copy of which is enclosed as Enclosure 4. In addition you shall be paid a fixed sum of $50,000.00 to cover all items not specifically reimbursed by the Standard Relocation Assistance Provisions of the Company or otherwise in this Offer. Please be advised that it is our understanding that this amount in whole or part as well as other payments received for relocating may be considered as taxable income by the Internal Revenue Service. Such sums are the personal responsibility of the employee.

ADDITIONAL HOME SALE ASSISTANCE: It is our understanding that you intend to sell the permanent home in which you now reside at an expected sale price of approximately $2,500,000.00. In the event you are unable to sell this home within two (2) months after it is listed for sale, the Company will assist you by purchasing the home at a price to be established through an evaluation by three licensed real estate appraisers. This price shall be established after a review of your property and a comparison of like properties in the area. You and the Company shall each select a licensed real estate appraiser and the two shall then select a third. The evaluation reached by a majority of the three shall be binding on each of us.

ADDITIONAL COMPANY POLICIES: Except as specifically modified by this letter, this Offer of Employment is subject to all other standard Company Policies and Procedures, in effect as of the date hereof, copies of which are available for your review and examination.

EMPLOYMENT AT WILL: We both must understand that the employment contemplated by this Offer is at the will of either of us. Except as specifically provided above with regard to Special Severance Benefits, it is not for a specified term and may be terminated at the will of either you or the Company.

MUTUAL AGREEMENT TO ARBITRATE CLAIMS: Any dispute which may arise from or concerning this Offer of Employment shall be resolved in accordance with the UNOVA Mutual Agreement to Arbitrate Claims, which is attached as Enclosure 5.

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Larry D. Brady
June 16, 1999
Page 4


If this Offer of Employment is satisfactory, please return a signed copy of this letter Offer of Employment to me within the next thirty (30) days from the date of this letter. If you have any questions regarding any of the above, please feel free to call me at your convenience.

Sincerely,


/s/ Alton J. Brann
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Alton J. Brann


Enclosures:  As stated.
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                                 ACKNOWLEDGMENT

I hereby accept the above Offer of Employment.


        /s/ Larry D. Brady                                   June 19, 1999
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Larry D. Brady                                          Date